Exhibit (a)(5)(B)

Cumulus Media Announces Modified Dutch Auction Tender Offer to

Purchase up to $10 Million of its Outstanding Class A Common Stock

ATLANTA, GA — May 12, 2023 – Cumulus Media Inc. (NASDAQ: CMLS) (the “Company” or “Cumulus”) today announced that it commenced a “modified Dutch auction” tender offer to purchase up to $10 million of shares of its Class A common stock, or such lesser number of shares of its Class A common stock as are properly tendered and not properly withdrawn, at a price not greater than $3.25 and not less than $2.85 per share of Class A common stock, to the tendering shareholder in cash, less any applicable withholding taxes and without interest (the “Offer”). The Offer is made upon the terms and subject to the conditions described in the offer to purchase and in the related letter of transmittal. The Offer begins today, May 12, 2023, and will expire at Midnight, New York City time, at the end of the day, on June 9, 2023 (the “Expiration Date”), unless extended or earlier terminated by Cumulus.

Cumulus is conducting the Offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows shareholders to select the price, within a price range specified by Cumulus, and the number of shares they are willing to sell at that price (or, should a higher price be determined as the “purchase price,” such higher price). The Offer is being made under Cumulus’s previously announced $50 million share repurchase program.

The purchase price will be the lowest price per share (in increments of $0.05) of not greater than $3.25 and not less than $2.85 per share, at which shares have been properly tendered and not properly withdrawn, that will enable Cumulus to purchase the maximum number of shares having an aggregate purchase price not exceeding $10 million (or, if the Offer is not fully subscribed, all shares properly tendered and not properly withdrawn). Promptly after the Expiration Date, Cumulus will, on the terms and subject to the conditions described in the offer to purchase, determine the single per-share purchase price that Cumulus will pay, subject to proration and conditional tender provisions, for shares properly tendered at or below the purchase price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of shares tendered pursuant to the Offer and the prices specified, or deemed specified, by the tendering shareholders.

Cumulus believes that the repurchase of shares pursuant to the Offer is consistent with its goal of maximizing shareholder value. Additionally, Cumulus believes that the “modified Dutch auction” tender offer construct represents an efficient mechanism to provide its shareholders with the opportunity to tender all or a portion of their shares in order to obtain liquidity without the potential disruption to the share price that can result from open market sales. Shareholders who choose not to tender, or those who retain an equity interest in the Company as a result of a partial or conditional tender of shares or proration, may own a greater percentage ownership of the Company’s outstanding shares following the consummation of the Offer.

The Offer is not conditioned on the receipt of financing or any minimum value of shares being tendered. The Offer is, however, subject to other conditions, which are detailed in the offer to purchase and in the related letter of transmittal. Tenders of shares must be made prior to the expiration of the Offer and tenders may be withdrawn at any time prior to the expiration of the Offer. Cumulus may extend or amend the Offer in its sole discretion, subject to applicable law. If the Offer is extended, Cumulus will delay the acceptance of any shares that have been tendered. Cumulus can also terminate the Offer under certain circumstances as set forth in the offer to purchase.

All shares purchased in the Offer will be purchased at the same purchase price regardless of whether the shareholder tendered at a lower price. However, because of the proration and conditional tender provisions described in the offer to purchase, it is possible that not all of the shares tendered at or below the purchase price will be purchased if shares having an aggregate purchase price in excess of $10 million are properly tendered at or below the purchase price and not properly withdrawn. No shares tendered above the purchase price will be purchased pursuant to the Offer. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at Cumulus’s expense promptly after the Expiration Date.

Cumulus reserves the right, in its sole discretion, to change the per share purchase price and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), Cumulus may purchase in the Offer up to an additional 2% of its outstanding shares of Class A common stock without amending or extending the Offer.

The dealer manager for the Offer is BofA Securities, Inc. D.F. King & Co., Inc. is serving as information agent for the Offer and Continental Stock Transfer & Trust Company is serving as the depositary for the Offer. The offer to purchase, the related letter of transmittal and the other Offer materials will be mailed to Cumulus shareholders shortly after commencement of the Offer. Shareholders may also obtain copies of the Offer materials online at the website of the SEC free of charge at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO to be filed by Cumulus today with the SEC. Shareholders should read these materials carefully when they become available because they will contain important information, including the terms and conditions of the Offer. Cumulus reserves the right, in its sole discretion, to change the per share purchase price and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, Cumulus may purchase in the Offer up to an additional 2% of its outstanding shares of Class A common stock without amending or extending the Offer.

Although Cumulus’s board of directors has authorized the Offer, none of the board of directors, Cumulus, the dealer manager, the information agent or the depositary or any of their affiliates has made, and they are not making, any recommendation to shareholders as to whether shareholders should tender or refrain from tendering their shares or as to the price or prices at which shareholders may choose to tender their shares. Cumulus has not authorized any person to make any such recommendation. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which they will tender the shares. In doing so, shareholders should read carefully the information in, or incorporated by reference in, the offer to purchase and in the letter of transmittal, including the purpose and effects of the Offer. Shareholders are urged to discuss their decision with their own tax advisors, financial advisors and/or brokers.

Cumulus is making the Offer only by, and pursuant to, the terms of the offer to purchase and the letter of transmittal. The Offer is not being made to shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the “blue sky” or other laws of such jurisdiction, provided that Cumulus will comply with the requirements of Rule 13e-4(f)(8) under the Securities Exchange Act of 1934, as amended. In any jurisdiction in which the blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Cumulus by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

About Cumulus Media

Cumulus Media (NASDAQ: CMLS) is an audio-first media company delivering premium content to over a quarter billion people every month — wherever and whenever they want it. Cumulus Media engages listeners with high-quality local programming through 404 owned-and-operated radio stations across 85 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, CNN, the AP, the Academy of Country Music Awards, and many other world-class partners across more than 9,400 affiliated stations through Westwood One, the largest audio network in America;

and inspires listeners through the Cumulus Podcast Network, its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. Cumulus Media provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. Cumulus Media is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.

Forward-looking statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to our future operating, financial, and strategic performance and our plans and objectives, including with regard to returning capital to shareholders. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to differ from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, among others, risks and uncertainties related to the consummation of the announced tender offer, the price and amount of any securities purchased pursuant to the tender offer, and Cumulus’s ability to achieve the benefits contemplated by the tender offer. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control, and the unexpected occurrence or failure to occur of any such events or matters could cause our actual results, performance, financial condition or achievements to differ materially from those expressed or implied by such forward-looking statements. Cumulus assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

For further information, please contact:

Cumulus Media Inc.

Investor Relations Department

IR@cumulus.com

404-260-6600